Exhibit 99.2

Board of Director Compensation

Effective April 1, 2011

(as approved by the Board of Directors on May 18, 2011)

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:	$115,000
Additional retainer for Lead Independent Director:	$25,000[1]
Additional retainer for Audit Committee:	$10,000
Additional retainer for Audit Committee chair:	$15,000
Additional retainer for Compensation Committee chair:	$15,000
Additional retainer for Governance Committee chair:	$10,000
Additional retainer for Policy Committee chair:	$7,500

Equity Grant:	Directors are awarded an annual equity grant of $130,000 in deferred stock units, awarded quarterly. The deferred stock units will be paid at the conclusion of board service, or earlier, as specified by the director, if he has five or more years of service.

[1]

For the period from April 1, 2011 through July 18, 2011, Mr. Coleman served as Non-executive Chairman of the Board. He was paid an annual cash retainer of $225,000 during that period in lieu of the annual cash retainer of $115,000 paid to the other Board members.